Exhibit 23.5

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-4 of M2i Global Inc. (the “Company”) of our report dated April 16, 2024, relating to the consolidated financial statements as of and for the year ended November 30, 2023, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K of the Company for the year ended November 30, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P

Dallas, Texas

December 15, 2025